SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

     Filed by the Registrant[X]

     Filed by a Party other than the Registrant[ ]

     Check the appropriate box:

     [ ]   Preliminary Proxy Statement

     [ ]   Confidential, for Use of the Commission Only (as permitted by
             Rule 14a-6(e)2))

     [X]   Definitive Proxy Statement

     [ ]   Definitive Additional Materials

     [ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
             Section 240.14a-12

                          Collins & Aikman Corporation
 ................................................................................

                (Name of Registrant as Specified In Its Charter)

      (Name of Person(s) Filing Proxy Statement, if other than Registrant)
 ................................................................................

     Payment of Filing Fee (Check the appropriate box):

     [X] No Fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
           0-11.

           1) Title of each class of securities to which transaction applies:
 ................................................................................

           2) Aggregate number of securities to which transaction applies:
 ................................................................................

           3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

           4) Proposed maximum aggregate value of transaction:
 ................................................................................

           5) Total fee paid:
 ................................................................................

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange
          Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           1) Amount Previously Paid:
 ................................................................................

           2) Form, Schedule or Registration Statement No.:
 ................................................................................

           3) Filing Party:
 ................................................................................

           4) Date Filed:
 ................................................................................

                                                                April 6, 1999





Dear Stockholder:

      You are cordially invited to attend the Annual Meeting of Stockholders of Collins & Aikman Corporation to be held on April 27, 1999, at The Plaza Hotel, Fifth Avenue at Central Park South, New York, New York, at 11:00 a.m., Eastern Daylight Savings Time.

      You are urged to read carefully the formal notice of the meeting and the Proxy Statement which follow. After reading them, please sign and mail the enclosed proxy card so that your shares will be represented at the meeting. A prepaid return envelope is provided for this purpose.

      We look forward to seeing you at the meeting.

                                            Sincerely,

                                            Thomas E. Hannah
                                            Chief Executive Officer

                          COLLINS & AIKMAN CORPORATION
                              701 McCullough Drive
                         Charlotte, North Carolina 28262
                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 27, 1999
                               -------------------
To the Stockholders of
  COLLINS & AIKMAN CORPORATION:

    NOTICE IS HEREBY GIVEN that the Annual Meeting (the "Meeting") of the holders of Common Stock, par value $0.01 per share (the "Common Stock"), of COLLINS & AIKMAN CORPORATION, a Delaware corporation (the "Company"), will be held on April 27, 1999, at The Plaza Hotel, Fifth Avenue at Central Park South, New York, New York, commencing at 11:00 a.m., Eastern Daylight Savings Time, for the purpose of considering and voting upon the following matters:

       (I) the election of three directors to hold office until the year 2002 Annual Meeting and thereafter until their successors are elected and qualified;

       (II) a proposal amending the Restated Certificate of Incorporation of the Company to simplify one provision of the Restated Certificate of Incorporation and to clarify the operation of certain other provisions of the Restated Certificate in certain circumstances; and

       (III) such other matters as may properly come before the Meeting or any adjournment or postponement thereof.

    The Board of Directors has fixed the close of business on March 12, 1999, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. Therefore, only holders of record of Common Stock at the close of business on such date will be entitled to notice of and to vote at the Meeting.

    A complete list of stockholders entitled to notice of and to vote at the Meeting will be available at 1556 Third Avenue, Suite 603, New York, New York, at least ten days prior to the Meeting. The list will also be available for inspection by stockholders at the Meeting on the day thereof.

    Stockholders are requested to sign and date the enclosed proxy and return it promptly in the enclosed pre-addressed reply envelope, whether or not they plan to attend the Meeting, so that their shares may be represented. Any proxy may be revoked by filing with the Secretary of the Company in care of the First Union Customer Information Service Center at the address set forth in the accompanying proxy statement either a written notice of revocation bearing a later date than the proxy or a subsequent proxy relating to the same shares at any time prior to the time the proxy is voted. Further, any person who has executed a proxy and is present at the Meeting may vote in person instead of by proxy, thereby canceling any proxy previously given.

                              By Order of the Board of Directors,


                              Elizabeth R. Philipp

                              SECRETARY

PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY CARD WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING.
April 6, 1999

                                 PROXY STATEMENT
                                   ----------

                          COLLINS & AIKMAN CORPORATION
                              701 McCullough Drive
                         Charlotte, North Carolina 28262
                                   -----------

                        ANNUAL  MEETING  OF  STOCKHOLDERS
                            TO BE HELD APRIL 27, 1999



GENERAL INFORMATION

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Collins & Aikman Corporation, a Delaware corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders of the Company to be held on April 27, 1999, at The Plaza Hotel, Fifth Avenue at Central Park South, New York, New York, commencing at 11:00 a.m., Eastern Daylight Savings Time, and at any adjournment or postponement thereof (the "Meeting").

    The presence, in person or by proxy, of stockholders holding a majority of the shares entitled to vote at the Meeting is necessary to constitute a quorum at the Meeting.

    All shares of the Common Stock, par value $0.01 per share (the "Common Stock"), of the Company which are entitled to vote and are represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted to elect the three nominees for director named below (or if any nominee becomes unavailable, such other person as the Nominating Committee of the Board of Directors or the Company selects), to approve the proposal to amend the Restated Certificate of Incorporation of the Company as described below and in accordance with the Board of Directors' recommendations with respect to any other matter that may properly come before the Meeting.

    The Board of Directors has fixed the close of business on March 12, 1999, as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting. Therefore, only holders of record of Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Meeting.

    Any proxy may be revoked by the person giving it at any time before it is voted. A proxy may be revoked by filing, with the Secretary of the Company (in care of the First Union Customer Information Service Center, Client Service Group, 1525 West W.T. Harris Boulevard, 3C3, Charlotte, North Carolina, 28288-1153, Attention: Proxy Department) at any time prior to the time the proxy is voted, either a written notice of revocation bearing a later date than the proxy or a subsequent proxy relating to the same shares, or by attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy).

    All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares of Common Stock held of record by such custodians, nominees and fiduciaries, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In addition, the Company has retained Georgeson & Company Inc. to distribute proxy soliciting materials to brokers, banks and institutional holders for a fee of approximately $1,000, plus reasonable expenses.

    This Proxy Statement and the accompanying proxy are being mailed to stockholders commencing on or about April 6, 1999.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

    On the Record Date, 61,932,264 shares of Common Stock were outstanding. Only holders of Common Stock of record on the close of business on the Record Date are entitled to notice of and to vote at the Meeting. Each stockholder of record is entitled to one vote for each share of Common Stock held on all matters to come before the Meeting.

    Set forth in the table below is certain information as of March 16, 1999 regarding the beneficial ownership of voting securities of the Company by persons who are known to the Company to own beneficially more than 5% of the Company's voting stock.

                                                              AMOUNT AND
                                                              NATURE OF             PERCENT
                            NAME AND ADDRESS                  BENEFICIAL            OF
TITLE OF CLASS              OF BENEFICIAL OWNER               OWNERSHIP             CLASS
--------------              -------------------               ---------             -------

Common Stock                Blackstone Capital Partners L.P. 26,131,107 (1)         42.2%
                            345 Park Avenue
                            New York, New York  10154

                            Wasserstein/C&A                  27,874,573 (2)         45%
                            Holdings, L.L.C.
                            31 West 52nd Street
                            New York, New York 10019

(1) Of these shares (i) 20,571,403 shares are held directly by Blackstone Capital Partners L.P., a Delaware limited partnership ("Blackstone Partners"), the sole general partner of which is Blackstone Management Associates L.P. ("Blackstone Associates"), (ii) 1,061,413 shares are held directly by Blackstone Family Investment Partnership I L.P., a Delaware limited partnership ("BFIP"), the sole general partner of which is Blackstone Management Associates I L.L.C. ("BMA"), (iii) 93,291 shares are held directly by Blackstone Advisory Directors Partnership L.P., a Delaware limited partnership ("BADP"), the sole general partner of which is Blackstone Associates, and (iv) 4,405,000 shares are held directly by Blackstone Capital Company II, L.L.C., a Delaware limited liability company, all the ownership interest of which is owned directly and indirectly by Blackstone Partners, BFIP and BADP.

(2) Of these shares (i) 27,629,573 are held directly by Wasserstein/C&A Holdings, L.L.C. (the "Wasserstein L.L.C."), which is controlled by Wasserstein Perella Partners, L.P. ("WP Partners"), the sole general partner of which is Wasserstein Perella Management Partners, Inc. ("WP Management"), which is an indirect wholly owned subsidiary of Wasserstein Perella Group, Inc. ("WP Group"), (ii) 200,000 are held directly by WPPN, Inc., an indirect subsidiary of WP Group, and (iii) 45,000 shares are held directly 33% by each of three trusts for which Bruce Wasserstein, the Chairman and Chief Executive Officer of WP Management (who is also a director and stockholder of WP Group), is the Co-Trustee.

SECURITY OWNERSHIP OF MANAGEMENT

        Set forth in the table below is certain information as of March 16, 1999 regarding the beneficial ownership of equity securities of the Company by (i) directors of the Company, (ii) the executive officers of the Company named in the Summary Compensation Table set forth in this Proxy Statement (and referred to herein as the "Named Executive Officers") and (iii) directors and executive officers of the Company as a group. Unless otherwise indicated, the beneficial owner has sole voting power and sole investment power over the securities shown below.

                                                             AMOUNT AND NATURE OF
TITLE OF CLASS              NAME OF BENEFICIAL OWNER         BENEFICIAL OWNERSHIP   PERCENT OF CLASS
----------------------------------------------------------------------------------------------------
Common Stock                Bruce R. Barnes                          0 (1)           0
                            Robert C. Clark                     50,000 (2)           *
                            Thomas E. Hannah                   987,435 (3)           1.57%
                            Dennis E. Hiller                   181,484 (4)           *
                            George L. Majoros, Jr.               6,000 (5) (1)       *
                            James J. Mossman                           (6)             (6)
                            Elizabeth R. Philipp                92,853 (7)           *
                            Warren B. Rudman                    40,000 (2)           *
                            Stephen A. Schwarzman                      (6)             (6)
                            J. Michael Stepp                   182,642 (8)           *
                            David A. Stockman                          (6)             (6)
                            D. Michael Weston                   62,000 (9)           *
                            Executive officers and directors
                             as a group (12 persons)         1,602,414(10)           2.5%

*   Less than one percent of shares of Common Stock outstanding.

(1) Dr. Barnes and Mr. Majoros are officers of Wasserstein Perella & Co., Inc. ("WP & Co."), which is under common control with WP Management. Mr. Majoros is also an employee of WP Management. WP Management is the general partner of WP Partners, which controls the Wasserstein L.L.C. The Wasserstein L.L.C. holds 27,629,573 shares of Common Stock directly. An additional 245,000 shares of Common Stock are held by affiliates of the Wasserstein L.L.C. See "VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS". However, Dr. Barnes and Mr. Majoros do not hold or share the power to vote or to dispose of the shares of Common Stock held directly by the Wasserstein L.L.C. or its affiliates and accordingly are not the beneficial owners of such shares.

(2) Represents shares underlying options granted under the 1994 Directors Stock Option Plan (the "Directors Plan") which (i) are vested or (ii) will vest within 60 days unless the director ceases to be a director prior to that time.

(3) Of these shares (i) 981,435 represent shares underlying options granted under the Company's 1993 Employee Stock Option Plan (the "1993 Plan") which are vested and (ii) 6,000 shares are held directly.

(4) Of these shares (i) 95,566 represent shares underlying options granted under the 1993 Plan which are vested, (ii) 50,000 represent shares underlying options granted under the Company's 1994 Employee Stock Option Plan (the "1994 Plan") which are vested, (iii) 17,700 shares are held directly (and Mr. Hiller shares voting power and investment power over such shares), (iv) 14,857 and 2,321 shares, respectively, are held indirectly in the Company Stock Fund of the Company's 401(k) plan and non-qualified excess benefit plan and (v) 1,040 shares are held by Mr. Hiller's spouse.

(5) All shares are held directly.

(6) Mr. Mossman, Mr. Schwarzman and Mr. Stockman, in their capacities as general partners of Blackstone Associates and Members of BMA, collectively share with all general partners of Blackstone Associates and Members of BMA the power to vote and to dispose of 26,131,107 shares of Common Stock which are held directly by partnerships, including Blackstone Partners, of which Blackstone Associates or BMA is the sole general partner, and a limited liability company, all the limited liability company interest of which is owned directly and indirectly by partnerships of which Blackstone Associates or BMA is the sole general partner. See "VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS". For purposes of this filing under the Securities Exchange Act of 1934, as amended, Mr. Mossman, Mr. Schwarzman and Mr. Stockman may be deemed to be beneficial owners, respectively, of such securities; however, each of Mr. Mossman, Mr. Schwarzman and Mr. Stockman expressly disclaims such beneficial ownership of any equity securities of the Company.

(7) Of these shares (i) 91,853 represent shares underlying options granted under the 1993 Plan which are vested and (ii) 1,000 shares are held directly.

(8) Of these shares (i) 108,000 represent shares underlying options granted under the 1994 Plan which are vested, (ii) 65,000 shares are held directly (and Mr. Stepp shares voting power and investment power over such shares) and (iii) 3,646 and 5,996 shares, respectively, are held indirectly in the Company Stock Fund of the Company's 401(k) plan and non-qualified excess benefit plan.

(9) Of these shares (i) 60,000 represent shares underlying options granted under the 1994 Plan which are vested and (ii) 2,000 shares are held directly.

(10) Excludes shares held by Blackstone Partners and its affiliates.

VOTING

    As of March 16, 1999, Blackstone Partners and its affiliates and the Wasserstein L.L.C., which is controlled by WP Partners, and its affiliates (collectively, the "Partners") beneficially own or have the right to vote in the aggregate approximately 87% of the outstanding Common Stock. See "VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS" and "INFORMATION AS TO NOMINEES AND OTHER DIRECTORS - CERTAIN RELATIONSHIPS". The Partners have advised the Company that they intend to vote all such shares in favor of PROPOSAL I and PROPOSAL II. Accordingly, the presence of a quorum at the Meeting and the approval and adoption of PROPOSAL I and PROPOSAL II are assured.

                                   PROPOSAL I

                              ELECTION OF DIRECTORS

    The Restated Certificate of Incorporation provides that the Board of Directors of the Company is divided into three classes serving staggered three-year terms. Three directors will be elected at the Meeting, each to hold office until his term expires at the year 2002 Annual Meeting and until his successor is elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. All the nominees are presently directors of the Company. Proxies will be voted for the election of the nominees listed below and identified as Nominees for Election at the Meeting, unless contrary instructions are set forth on the proxy card. If any nominee shall be unavailable to serve as a director, proxies will be voted for the election of such other person or persons as the Nominating Committee of the Board of Directors or the Company may select. The Company is not aware of any circumstances likely to render any nominee unavailable. According to the By-laws of the Company, directors shall be elected by a plurality of the votes cast. Therefore, the three persons receiving the greatest number of votes cast at the Meeting for the election of directors shall be elected as directors and abstentions and broker non-votes will not affect the outcome of the election.

INFORMATION AS TO NOMINEES AND OTHER DIRECTORS

    Set forth below, as of March 16, 1999, are the name, age and principal occupation or employment during the last five years of each nominee for election to the Board of Directors and all other directors whose terms have not expired. None of the nominees or other directors is related to any executive officer or other director of the Company by blood, marriage or adoption. The affiliations between the Company and WP Management, WP Group, WP & Co., Blackstone and BGH (as such terms are defined herein) are set forth under "VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS" and "INFORMATION AS TO NOMINEES AND OTHER DIRECTORS - CERTAIN RELATIONSHIPS".

MANAGEMENT RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF MESSRS. BARNES, MOSSMAN AND RUDMAN.

NOMINEES FOR ELECTION AT THE MEETING -CLASS II DIRECTORS

    BRUCE R. BARNES, 37, has been a director and Co-Chairman of the Company since February 1999. Dr. Barnes has been a Managing Director of WP & Co.
since February 1997 and has been a senior member of its Merchant Banking Group since September 1998. He was Executive Vice President of Ziff Brothers Investments, L.L.C., a private investment company, from January 1995 to June
1996.  Prior  to  that,  at  Ziff  Communications   Company,  a privately-held
publishing and media company, Dr. Barnes was Senior Vice President and Chief Financial Officer from September 1993 to December 1994 and was Vice President and Special Assistant to the Chairman from November 1992 to September 1993. Dr. Barnes is also a director of American Lawyer Media Holdings, Inc. and American Lawyer Media, Inc.

    JAMES J. MOSSMAN, 40, has been a director of the Company since January 1995. Mr. Mossman has been a Member of Blackstone Group Holdings L.L.C. ("BGH"), which is under common control with Blackstone Partners, since March 1996 pursuant to a reorganization of Blackstone Group Holdings L.P. ("Blackstone Group"), and has been a Senior Managing Director of The Blackstone Group L.P. ("Blackstone") (or served in this capacity) since 1990. Mr. Mossman was a General Partner of Blackstone Group from 1990 to February 1996. Mr. Mossman is also a director of Transtar, Inc.

    WARREN B. RUDMAN, 69, has been a director of the Company since June 1995. Mr. Rudman has been a partner in the law firm of Paul, Weiss, Rifkind, Wharton & Garrison since January 1993. Mr. Rudman served as a United States Senator from New Hampshire from 1980 through 1992 and as Attorney General of New Hampshire from 1970 until 1976. Mr. Rudman is also a director of the Chubb Corporation, Prime Succession, Allied Waste, the American Stock Exchange and the Raytheon Company and an independent trustee of seventeen mutual funds of the Dreyfus Corporation.

DIRECTORS WHOSE TERMS EXPIRE AT THE 2000 ANNUAL MEETING - CLASS III DIRECTORS

    ROBERT C. CLARK, 55, has been a director of the Company since October 1994. Mr. Clark is Dean of the Harvard Law School and Royall Professor of Law. Mr. Clark joined Harvard Law School in 1979 after four years at Yale Law School, where he was a tenured professor, and became Dean in 1989. Mr. Clark is a corporate law specialist and author of numerous texts and legal articles. Prior to his association with academia, he was in private practice with Ropes & Gray. Mr. Clark is also a director of Household International, Inc. and American Lawyer Media Holdings, Inc. and a trustee of Teachers Insurance Annuity Association (TIAA).

    DAVID A. STOCKMAN, 52, has been a director of the Company since October 1988 and has been Co-Chairman of the Board of the Company since July 1993. Mr. Stockman has been a Member of BGH since March 1996 pursuant to a reorganization of Blackstone Group and has been a Senior Managing Director of Blackstone (or has served in this capacity) since 1988. Mr. Stockman was a General Partner of Blackstone Group from 1988 to February 1996. Prior to joining Blackstone Group, Mr. Stockman was a Managing Director of Salomon Brothers Inc. Mr. Stockman served as the Director of the Office of Management and Budget in the Reagan Administration from 1981 to 1985. Prior to that, Mr. Stockman represented Southern Michigan in the U.S. House of Representatives. Mr. Stockman is also a director of Bar Technologies Inc., American Axle & Manufacturing, Inc., Clark Refining & Marketing Inc., Clark USA, Inc., Haynes International, Inc., Haynes Holdings, Inc., The Imperial Home Decor Group Inc., Republic Engineered Steels, Inc. and RES Holding Corporation.

DIRECTORS WHOSE TERMS EXPIRE AT THE 2001 ANNUAL MEETING - CLASS I DIRECTORS

    THOMAS E. HANNAH, 60, has been a director of the Company and Chief Executive Officer of the Company since July 1994. Mr. Hannah was President and Chief Executive Officer of Collins & Aikman Textile and Wallcoverings Group, a division of a wholly owned subsidiary of the Company, from November 1991 until July 1994 and prior to that date was President and Chief Executive Officer of the Collins & Aikman Textile Group. Mr. Hannah was named an executive officer of the Company for purposes hereof in April 1993.

    GEORGE L. MAJOROS, JR., 37, has been a director of the Company since June 1995. Mr. Majoros is a Managing Director of WP & Co. and the Chief Operating Officer of its Merchant Banking Group. Mr. Majoros has been an officer of WP & Co. since February 1993. Prior to that, Mr. Majoros was an attorney in the law firm of Jones, Day, Reavis & Pogue. Mr. Majoros is also President and Chief Executive Officer and a director of Yardley of London, Ltd.

    STEPHEN A. SCHWARZMAN, 52, has been a director of the Company since October 1988 and was President of the Company from October 1988 to July 1994. Mr. Schwarzman has been a Co-Founding Member of BGH since March 1996 pursuant to a reorganization of Blackstone Group and has been President and Chief Executive Officer of Blackstone since 1985. Mr. Schwarzman was a Co-Founding Partner of Blackstone Group from 1985 to February 1996. Mr. Schwarzman is also a director of Transtar, Inc.

    CERTAIN RELATIONSHIPS. Blackstone Partners is a Delaware limited partnership formed in 1987 for the purpose of, among other things, (i) committing capital to facilitate corporate restructurings, leveraged buyouts, bridge financings and other investments and (ii) capitalizing affiliates that will engage in investment and merchant banking activities. The sole general partner of Blackstone Partners is Blackstone Associates, a Delaware limited partnership, whose general partners include Messrs. Mossman, Schwarzman and Stockman. At present, the business of Blackstone Associates consists of performing the function of, and serving as, the general partner of certain limited partnerships, including Blackstone Partners. Messrs. Mossman, Schwarzman and Stockman are also Members of Blackstone Management Partners L.L.C., which is the general partner of Blackstone Management Partners L.P.("Blackstone Management"), and BMA, which is the general partner of BFIP.

    WP Partners is a Delaware limited partnership, the general partner of which is WP Management. WP Partners was formed by WP Group for the purpose of participating in merchant banking activities, including committing capital to the organization and consummation of leveraged buyout transactions. WP Management and WP Group are both Delaware corporations. WP Management serves as general partner of WP Partners and as such is engaged in managing WP Partners. WP Group is an international private advisory and merchant banking firm. The principal subsidiary of WP Group is WP & Co., an international investment banking firm. Dr. Barnes and Mr. Majoros are Managing Directors of WP & Co. Mr. Majoros is also an employee of WP Management.

    As of March 16, 1999, Blackstone Partners and its affiliates and the Wasserstein L.L.C., which is controlled by WP Partners, and its affiliates beneficially own or have the right to vote in the aggregate approximately 87% of the outstanding Common Stock and are in a position to jointly control the Company.

    CERTAIN AGREEMENTS. Blackstone Partners, WP Partners and the Company have entered into an Amended and Restated Stockholders Agreement (the "Stockholders Agreement") relating to the governance and management of the Company, and WP Partners and Blackstone Partners have entered into a Voting Agreement (the "Voting Agreement") relating to voting for nominees affiliated with each other. Pursuant to the Voting Agreement, each Partner will be obligated to vote for nominees to the Board of Directors that are affiliated with the other Partner (and in certain circumstances, a transferee of the other Partner). Pursuant to the Stockholders Agreement, each of WP Partners, Blackstone Partners and the Company has a right of first refusal with regard to sales of Common Stock by each Partner (with certain exceptions). Each Partner also has the right to sell along with the other (with certain exceptions). Under certain circumstances, such as resignation of a director, the Company is required to replace the director with an individual affiliated with the same Partner as the former director. The affiliates of Blackstone Partners who hold shares of Common Stock directly and the Wasserstein L.L.C. are successors under the Stockholders Agreement to Blackstone Partners and WP Partners, respectively, with respect to the shares of Common Stock such entities hold directly and as such are bound by the obligations of and entitled to the rights of their affiliated Partner under the Stockholders Agreement.

    The shares of Common Stock beneficially owned by Blackstone Partners and the Wasserstein L.L.C. and their affiliates have, in each case, been pledged to The Chase Manhattan Bank in connection with the financing of the purchase of a portion of those shares under a credit facility with The Chase Manhattan Bank and to secure the obligations of the pledgors under such credit facility. Each credit facility with The Chase Manhattan Bank contains events of default typical for facilities of this type (with customary qualifications and exceptions), including nonpayment of principal or interest; violation of covenants; material breaches of representations and warranties; bankruptcy; material undischarged judgments; invalidity of security documents; Change in Control (as defined therein); and insufficiency of Collateral Value of the Stock Collateral (as defined therein).

    MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS.

    MEETINGS AND ATTENDANCE. In fiscal 1998, the Board of Directors held a total of three meetings. All incumbent directors attended at least 75% of the aggregate of the total number of meetings held by the Board and the total number of meetings held by the Committees on which he served during the period for which he has been a director, except Messrs. Majoros and Schwarzman who each attended two of the three Board meetings.

    COMMITTEES OF THE BOARD. The Board of Directors has designated the Audit Committee, which consists of Mr. Clark and Mr. Rudman, and the Compensation Committee, which currently consists of Mr. Stockman and Dr. Barnes. In addition, the Company's Restated Certificate of Incorporation provides for the Nominating Committee, which consists of Messrs. Barnes, Clark, Majoros, Mossman, Rudman, Schwarzman and Stockman.

    The Audit Committee held three meetings in fiscal 1998. The Audit Committee's function is to meet with the Company's independent public accountants and with management to make inquiries regarding the manner in which the responsibilities of each are being discharged. The Audit Committee reviews the scope of audit and non-audit assignments and related fees, the Company's accounting principles, and the adequacy of internal controls.

    The Compensation Committee held no formal meetings in fiscal 1998, having acted solely by written consent. The Compensation Committee's function is to determine compensation for executive officers of the Company and to decide matters and policies with respect to the compensation of such executive officers, including the entry into employment agreements and the grant of awards under, and administration of, the Company's option plans. The Compensation Committee is not entitled to award or authorize any compensation to be paid to any executive officer of the Company who is also a partner or employee of Blackstone Partners, WP Partners or their affiliates. See "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION".

    The Nominating Committee held no meetings in fiscal 1998, having acted solely by written consent. The Nominating Committee's function is to nominate, by a majority vote thereof, persons for election to the Board of Directors at any annual meeting of stockholders or at any special meeting of stockholders called for the purpose of electing directors. Stockholders wishing to recommend director candidates for consideration by the Nominating Committee may do so by writing to the Secretary of the Company, giving the recommended candidate's name, biographical data and qualifications, not later than the date by which stockholder proposals for action must be submitted. See "STOCKHOLDER PROPOSALS". Pursuant to the Restated Certificate of Incorporation of the Company, the Nominating Committee consists of all directors serving on the Board of Directors, excluding directors that are salaried employees of the Company.

                             COMPENSATION COMMITTEE

                        REPORT ON EXECUTIVE COMPENSATION
-------------------------------------------------------------------------------

The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. The Committee is responsible for the design, administration and oversight of all senior management compensation and benefit policies, plans, programs and agreements.

EXECUTIVE  OFFICER COMPENSATION

The Company's compensation programs for its executive officers are intended to recognize individual performance in conjunction with overall corporate performance and to link a significant portion of the compensation paid to executives with the Company's current and long-term performance. The Compensation Committee believes that this goal is best implemented by providing a compensation package consisting of three major components: base salary, short-term incentive compensation and long-term incentive compensation.

The Compensation Committee is not empowered to award or authorize any compensation to be paid to any executive officer of the Company who is also a partner or employee of Blackstone Partners, WP Partners, Blackstone Group, WP Management or WP & Co.

BASE SALARY

When determining base salaries for the executive officers, the Compensation Committee considers the Company's retention needs, individual experience, performance and responsibilities. No relative weights are assigned to any factor. In addition, the Compensation Committee considers survey-based compensation data for companies of similar size with jobs similar to those of the Company in magnitude, complexity and scope of responsibility. While some of the companies identified in the peer group performance graph participate in these surveys, the Compensation Committee believes its competitors for executive talent are broader than this group due to the varied businesses in which its divisions compete for executive talent. As a matter of policy, base salaries are generally targeted at the 50th percentile of this broader group of automotive supply and general industry companies.

Salaries of executive officers are reviewed periodically by the Compensation Committee, generally on a 12 to 18 month cycle. Salary adjustments are determined by evaluating performance of the executive and performance of the Company.

In the opinion of the Compensation Committee, competitive base salaries contribute to the Company's overall performance by attracting and retaining high quality management.

SHORT-TERM  INCENTIVE  COMPENSATION

The second major component of the executive compensation program is the Company's Executive Incentive Compensation Plan (the "Bonus Plan") adopted each year. The objectives of this plan are to:

o    Motivate key employees to achieve and exceed the Company's financial goals

o    Maintain management's focus on the importance of earnings

o Encourage management to balance the longer-term needs of the business with shorter-term requirements

o Attract and retain key employees of the quality required to successfully manage the Company's businesses.

Under the Bonus Plan, the Company's executive officers and other key employees who are in a position to have an impact on the attainment of the goals of the Company and its operating divisions have the opportunity to earn annual performance bonuses. While the number of persons participating in the Bonus Plan varies from year to year, approximately 300 persons have participated each year. The bonuses are based primarily on Earnings Before Interest and Taxes (EBIT). At the beginning of the year, EBIT goals are established for Threshold (lowest), Target (expected) and Maximum performance for each operating division; such EBIT goals correspond generally with Threshold, Target and Maximum bonus levels established for each participant. The amount of bonus actually paid to participants is based primarily on the extent to which unit performance meets or exceeds the predetermined goals, thereby linking pay and unit performance and can range from 50% (for Threshold) to 200% (for Maximum) of the target award.

Four of the Named Executive Officers, as well as Mr. Hannah (whose bonus is discussed separately below), received bonuses for fiscal 1998 under the Bonus Plan. For such four Named Executive Officers, the target bonuses assigned equaled 50% of base salary for three of such officers and 40% of base salary for the other such officer. Bonuses actually awarded were approximately 36%, 30%, 34% and 26% of annual base salary, respectively. Such awards were generally pursuant to the formula under the Bonus Plan, except that the impact of labor strikes at General Motors, one of the Company's major customers, and the impact of certain other miscellaneous events, such as foreign currency exchange losses and an ice storm in Canada in early 1998, were excluded from the EBIT calculations. In addition, the bonus awarded to one Named Executive Officer included an additional discretionary amount of $12,000.

LONG-TERM  INCENTIVE

The third major component of the Company's executive compensation program is its long-term incentive compensation plans. Through the 1993 Plan and the 1994 Plan, the Company seeks to align the interests of key employees more closely with those of the Company's stockholders, and to motivate and reward actions which lead to long-term value creation for stockholders. Stock option grants provide a direct link between any rewards executives may receive and the results achieved for stockholders. Stock options are intended to serve as compensation over a period of several years and are therefore generally not granted every year.

In light of previous grants, there were no stock option grants made to the Chief Executive Officer and the Named Executive Officers in fiscal 1998, except for grants made to two Named Executive Officers in view of their increased responsibilities. These 1998 grants vest 40% two years after grant and the remaining 60% three years after grant.

Stock option grants are made based on an evaluation of the duties and responsibilities of the individual and his or her present and potential contributions to the long-term growth and success of the Company. Stock options granted to the Named Executive Officers during the last fiscal year and year-end option values of options granted to the Named Executive Officers are reflected in the tables provided below.

TERMINATION  BENEFITS

The Company generally determines termination benefits of executive officers based on the executive officer's employment agreement (if applicable), the Company's general severance policies for "exempt employees" (if applicable) or agreement with the departing executive officer at the time of separation.

CHIEF  EXECUTIVE  OFFICER COMPENSATION

The compensation of the Company's Chief Executive Officer is consistent with the compensation philosophy of the Company described above. In August 1997, Mr. Hannah's base salary was increased from $525,000 to $600,000. The increase was Mr. Hannah's first base salary increase since February 1994 and was based on his individual performance as well as survey-based compensation data considering comparable base salaries of the chief executive officers in the industry in which the Company competes. The terms of Mr. Hannah's employment agreement are described under "EMPLOYMENT AGREEMENTS" elsewhere in this Proxy Statement.

In addition to his base salary, Mr. Hannah is eligible to receive annual incentive compensation under the Bonus Plan. Mr. Hannah's target bonus opportunity equals 100 percent of current annual base salary, with a maximum opportunity of 200 percent of current annual base salary. EBIT goals are established by the Compensation Committee at the beginning of each fiscal year; award calculations are based on the same factors as are bonuses for all executive officers. In 1998, the Company's financial performance was below the targets set by the Compensation Committee, even excluding, as discussed above, the impact of the General Motors strikes and certain other miscellaneous events such as foreign currency exchange losses and the Canadian ice storm. Mr. Hannah's annual bonus award for the most recent fiscal year was $400,000, which is equal to approximately 67% of his annual base salary.

The Compensation Committee, at its sole discretion, determines the amount of any stock options to be granted to Mr. Hannah.

During the most recent fiscal year, no stock options were granted to Mr. Hannah in view of grants made previously under the 1993 Plan.

The Compensation Committee believes the total compensation program for Mr. Hannah is competitive with that provided by comparable companies, matches the responsibilities of his office and reflects his personal contributions to the Company's performance.

DEDUCTIBILITY OF COMPENSATION IN EXCESS OF $1 MILLION A YEAR

In 1993, Congress enacted Section 162(m) of the U.S. Internal Revenue Code of 1986, effective for tax years beginning in 1994. This legislation precludes a public corporation from taking a federal income tax deduction for compensation in excess of $1 million per year for its chief executive officer and any of its four other highest paid executive officers (with exceptions for certain performance based compensation), although "grandfather" provisions may apply to certain compensation arrangements that were entered into by a corporation before it was publicly held.

In view of the grandfather provisions regarding going public in an initial public offering, this legislation did not limit the Company's tax deductions for executive compensation prior to fiscal 1996. Due to a modification of Mr. Hannah's employment agreement in fiscal 1996 to increase certain bonus percentages, the grandfather provisions of Section 162(m) did not apply to certain compensation paid for fiscal 1996, 1997 and 1998 pursuant to Mr. Hannah's employment agreement. Consequently, Section 162(m) limited the Company's tax deductions with respect to a portion of Mr. Hannah's compensation in excess of $1 million for fiscal 1996, 1997 and 1998. In addition, the duration of the grandfather provisions of Section 162(m) was limited and will not apply to compensation paid by the Company after its annual meeting held in 1998 (although options granted prior to such meeting will continue to be exempt under Section 162(m)).

The Company will continue to review its executive compensation practices and plans on an ongoing basis with respect to Section 162(m). Where it deems advisable, the Company will take appropriate action to preserve the tax deductibility of its executive compensation while balancing the more important objective of maintaining competitive compensation. However, at this time, the Company believes the requirements of Section 162(m) are somewhat arbitrary and inflexible. To retain highly skilled managers and remain competitive with other employers, the Compensation Committee retains the authority to authorize other payments, including salary and bonuses, that would not be deductible for federal income tax purposes.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF COLLINS & AIKMAN
CORPORATION:

                  BRUCE R. BARNES (Member of Compensation Committee After
                        February 10, 1999)
                  DAVID A. STOCKMAN
                  RANDALL  J. WEISENBURGER (Member of Compensation Committee
                        Prior to February 10, 1999)

                        EXECUTIVE OFFICERS OF THE COMPANY

    The following is a list of the names and ages, as of March 16, 1999, of the executive officers of the Company and a description of all positions and offices with the Company held by each such person and each such person's principal occupations and employment during the past five years. All executive officers hold office at the pleasure of the Company's Board of Directors.

               NAME             AGE        POSITION
               ----             ---        --------
Thomas E. Hannah                 60        Chief Executive Officer
Dennis E. Hiller                 44        President of North America Automotive Interior Systems
D. Michael Weston                53        President of Europe Automotive Interior Systems
Elizabeth R. Philipp             42        Executive Vice President, General Counsel and Secretary
J. Michael Stepp                 54        Executive Vice President and Chief Financial Officer




        THOMAS E. HANNAH has been a director of the Company and Chief Executive Officer of the Company since July 1994. Mr. Hannah was President and Chief Executive Officer of Collins & Aikman Textile and Wallcoverings Group, a division of a wholly owned subsidiary of the Company, from November 1991 until July 1994 and prior to that date was President and Chief Executive Officer of the Collins & Aikman Textile Group. Mr. Hannah was named an executive officer of the Company for purposes hereof in April 1993.

        DENNIS E. HILLER has been President of the North America Automotive Interior Systems division since February 1999. Mr. Hiller was President of the Automotive Carpet and Acoustics Group from December 1996 to February 1999 and was President of the Automotive Carpet division from November 1994 to December 1996. Mr. Hiller was President of the Akro Corporation, an indirect subsidiary of the Company, from 1992 until November 1994. Mr. Hiller was named an executive officer of the Company for purposes hereof in April 1996.

        D. MICHAEL WESTON has been President of the Europe Automotive Interior Systems division since February 1999. Mr. Weston was President of Collins & Aikman Plastics, Inc., an indirect subsidiary of the Company, from March 1997 to February 1999 and was named an executive officer of the Company for purposes hereof in April 1998. Mr. Weston was Executive Vice President of Global Manufacturing, Textron Automotive Interiors, from January 1996 until October 1996, President of Textron Automotive Interiors from January 1995 until January 1996 and President of Textron Automotive Exteriors from July 1994 until January 1995. Prior to that, Mr. Weston was President of Davidson Exterior Trim Textron.

        ELIZABETH R. PHILIPP has been Executive Vice President, General Counsel and Secretary of the Company since April 1994. Ms. Philipp was Vice President, General Counsel and Secretary of the Company from April 1993 to April 1994 and Vice President and General Counsel from September 1990 to April 1993.

        J. MICHAEL STEPP has been Executive Vice President and Chief Financial Officer since April 1995. Mr. Stepp was Executive Vice President, Chief Financial Officer and a Director of Purolator Products Company from December 1992 to January 1995.

                             EXECUTIVE COMPENSATION

    The following table sets forth certain information concerning the compensation for services rendered to the Company and its subsidiaries by (i) the Company's Chief Executive Officer and (ii) the Company's four most highly compensated executive officers (other than the Chief Executive Officer) whose total annual salary and bonus exceeded $100,000 and who were serving as executive officers at the end of the fiscal year ended December 26, 1998 (the individuals named in clauses (i) and (ii) being referred to in this Proxy Statement as the "Named Executive Officers"). All compensation shown has been paid by Collins & Aikman Products Co., a wholly owned subsidiary of the Company ("Products"), or by a subsidiary of Products (although any options shown as awarded are for Common Stock of the Company). The Company does not separately compensate its executive officers for their duties as officers of the Company (except for any such options).



SUMMARY COMPENSATION TABLE


                                           ANNUAL COMPENSATION                          LONG TERM COMPENSATION
                                   ---------------------------------------           ----------------------------
                                                                                        AWARDS
                                                                 OTHER               -------------
NAME AND                                                         ANNUAL               SECURITIES       ALL OTHER
PRINCIPAL                YEAR     SALARY        BONUS         COMPENSATION            UNDERLYING      COMPENSATION
POSITION                  (1)       ($)           $                 $                OPTIONS (#)          $
--------                 -------  --------     ------         ------------           --------------    ------------


THOMAS  E. HANNAH        1998    600,000       400,000           2,801 (2)                 0          29,984 (3)
Chief Executive Officer  1997    556,250       582,000           1,326 (2)                 0          32,215
                         1996    481,250       761,250                 (2)                 0          18,604


DENNIS E. HILLER         1998   295,000        106,750                 (2)                 0          17,527 (4)
President, North         1997   275,000        192,500                 (2)            25,000          14,596
America Automotive       1996   215,417        188,000                 (2)            25,000           8,463
Interior Systems


ELIZABETH R. PHILIPP     1998   300,200         90,052                 (2)                 0          12,196 (5)
Executive Vice           1997   300,200        116,478                 (2)                 0          16,346
President,               1996   265,850        174,116                 (2)                 0           9,079
General Counsel,
and Secretary


J. MICHAEL STEPP         1998   291,000         97,500                 (2)            75,000          16,160 (6)
Executive Vice           1997   264,000        128,040                 (2)            20,000          14,550
President and Chief      1996   228,000        155,120         135,725 (7)            25,000           9,169
Financial Officer


D. MICHAEL WESTON        1998   281,250         72,500                 (2)            25,000          15,538 (8)
President, Europe        1997   229,167        110,000                 (2)           100,000           1,483
Automotive Interior      1996      N/A          N/A                  N/A                N/A              N/A
Systems  (9)




  (1) The information given in this table is for the fiscal years indicated, not calendar years. 1998 indicates the fiscal year ended December 26, 1998. 1997 indicates the fiscal year ended December 27, 1997. In 1996, the Company changed its fiscal year end to the last Saturday of December. Previous fiscal years ended on the last Saturday of January. Accordingly, in this table, 1996 indicates the fiscal year ended December 28, 1996 (an 11 month fiscal year).

  (2) Total perquisites for executive officer were less than the lesser of $50,000 or 10% of annual salary and bonus and accordingly the dollar value of such perquisites is not shown. The numbers shown for Mr. Hannah reflect gross-ups for incremental federal and state income taxes. Perquisites for an executive officer may, but do not necessarily, include reimbursement for any of the following expenses: car; financial planning; executive fitness; executive physicals and medical; clubs and entertainment; personal use of Company aircraft; and relocation.

  (3) Amount for fiscal 1998 for Mr. Hannah consists of (i) contributions to the Collins & Aikman Corporation Profit Sharing and Personal Savings Plan, a defined contribution plan (the "PSP"), in the amount of $4,700, (ii) contributions to the non-qualified supplement to the PSP (the "SPSP") in the amount of $20,440 and (iii) premiums in the amount of $3,276 and $1,568 paid for basic term life insurance and Accidental Death & Dismemberment insurance ("AD&D insurance"), respectively, under group life insurance policies.

  (4) Amount for fiscal 1998 for Mr. Hiller consists of (i) contributions to the PSP in the amount of $5,044, (ii) contributions to the SPSP in the amount of $10,631 and (iii) premiums in the amount of $1,556 and $296 paid for basic term life insurance and AD&D insurance, respectively, under group life insurance policies.

  (5) Amount for fiscal 1998 for Ms. Philipp consists of (i) contributions to the PSP in the amount of $5,075, (ii) contributions to the SPSP in the amount of $5,134 and (iii) premiums in the amount of $1,640 and $347 paid for basic term life insurance and AD&D insurance, respectively, under group life insurance policies.

  (6) Amount for fiscal 1998 for Mr. Stepp consists of (i) contributions to the PSP in the amount of $5,030, (ii) contributions to the SPSP in the amount of $9,216 and (iii) premiums in the amount of $1,588 and $326 paid for basic term life insurance and AD&D insurance, respectively, under group life insurance policies.

  (7) Includes $81,438 for reimbursement of relocation costs in connection with Mr. Stepp's move to Charlotte, North Carolina and $44,268 for gross-ups of relocation reimbursements to compensate the executive for incremental federal and state income taxes.

  (8) Amount for fiscal 1998 for Mr. Weston consists of (i) contributions to the PSP in the amount of $5,194, (ii) contributions to the SPSP in the amount of $8,519 and (iii) premiums in the amount of $1,536 and $289 paid for basic term life insurance and AD&D insurance, respectively, under group life insurance policies.

  (9) Mr. Weston joined the Company as President of Collins & Aikman Plastics, Inc. in March 1997 and was named an executive officer of the Company in April 1998. He was named President of Europe Automotive Interior Systems, a division of the Company, in February 1999. Prior to March 1997, Mr. Weston held no positions with the Company or its subsidiaries. "N/A" appearing in the table opposite Mr. Weston's name denotes not applicable, as it pertains to fiscal year 1996 in which Mr. Weston held no positions with the Company or its subsidiaries.

OPTION GRANTS IN LAST FISCAL YEAR

      Shown below is information on grants of stock options made during the fiscal year ended December 26, 1998, to the Named Executive Officers.

                       Number of     % of Total
                      Securities      Options
                      Underlying      Granted        Exercise
                       Options      to Employees      Price        Expiration         Grant Date
 Name                  Granted (#)  in Fiscal 1998    ($/sh)(1)        Date       Present Value  ($)(2)
---------              ---------     --------------  ------------  -----------    --------------------
Thomas E. Hannah            0            0              N/A           N/A              N/A
Dennis E. Hiller            0            0              N/A           N/A              N/A
Elizabeth R. Philipp        0            0              N/A           N/A              N/A
J. Michael Stepp       75,000 (3)       16.7           9.125         3/9/08           432,556
D. Michael Weston      25,000 (4)        5.6           7.375        7/16/08           115,645


(1) "N/A" appearing in the table denotes not applicable since no options were granted to the Named Executive Officer.

(2) Option values reflect Black-Scholes model output for options. The assumptions used in the model were expected volatility of 40%, risk-free rate of return of 6.26% for Mr. Stepp's options and 6.06% for Mr. Weston's options, dividend yield of 0% and time to exercise of ten years. Additionally, no liquidity discount or forfeiture discount was applied.

 (3) Options were awarded pursuant to the 1994 Plan and vest 40% on March 9, 2000 and 60% on March 2001.

 (4) Options were awarded pursuant to the 1994 Plan and vest 40% on July 16, 2000 and 60% on July 16, 2001.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

      Shown below is information with respect to the exercise of stock options during the last fiscal year and the year-end value of unexercised options to purchase Common Stock granted to the Named Executive Officers and held by them as of December 26, 1998.

                                                     NUMBER OF SECURITIES
                                                          UNDERLYING               VALUE OF UNEXERCISED
                                                    UNEXERCISED OPTIONS AT       IN-THE-MONEY-OPTIONS AT
                                                          FY-END (#)                  FY-END ($)(1)
                   SHARES ACQUIRED     VALUE
NAME                 ON EXERCISE     REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                 -----------     --------     -----------   -------------   -----------   -------------

Thomas E. Hannah          0              0          841,230           0             849,642         0
                                                    140,205           0               (2)           0

Dennis E. Hiller          0              0           83,048           0              83,879         0
                                                     12,518           0               (2)           0
                                                     26,400        13,600             (2)          (2)
                                                       0           25,000              0           (2)
                                                       0           25,000              0           (2)

Elizabeth R.              0              0           83,508           0              84,343         0
Philipp                                               8,345           0               (2)           0

J. Michael Stepp          0              0          100,000           0               (2)           0
                                                       0           25,000              0           (2)
                                                       0           20,000              0           (2)
                                                       0           75,000              0           (2)

D. Michael Weston         0              0           20,000        80,000             (2)          (2)
                                                       0           25,000              0           (2)



(1) The value of in-the-money options is based on the difference between the exercise price of such options and the closing price of the Common Stock on the New York Stock Exchange on December 24, 1998 (the last trading day of the fiscal year ended December 26, 1998), which was $5.00.

(2) Options were not in-the-money at fiscal year end because the exercise price of such options exceeded the closing price of the Common Stock on the New York Stock Exchange on December 24, 1998.

DEFINED BENEFIT OR ACTUARIAL PLAN DISCLOSURE

      C&A CO. PLAN. Provided certain eligibility requirements are met, at the end of each calendar month, pay credits are applied to a participant's account under the Collins & Aikman Corporation Employees' Pension Account Plan (the "C&A Co. Plan") based on the participant's length of credited service and compensation (as defined) during that month. For participants aged 50 or older, the monthly pay credit is based on either credited service and compensation or age and compensation, whichever results in the higher amount.

      The following chart sets forth how pay credits are determined under the C&A Co. Plan:


                                                            PERCENTAGE OF
                                                       COMPENSATION USED TO
                                                       DETERMINE PAY CREDITS
           ELIGIBILITY REQUIREMENTS          --------------------------------------
           -----------------------            UP TO 1/3                     OVER 1/3
YEARS OF                                     OF THE S.S.                   OF THE S.S.
CREDITED SERVICE     OR            AGE        WAGE BASE                     WAGE BASE
----------------                   ---        ---------                     ---------

less than 10                  less than 50      2.5%                           4.5%

10 - 14                         50 - 54         3.0%                           5.5%

15 - 19                         55 - 59         4.0%                           6.5%

20 - 24                         60 - 64         5.0%                           8.0%

25 or more                     65 or more       6.0%                          10.0%


The dollar amounts that result from these percentages are added together and the total is the pay credit for the month.

      In addition, interest credits are applied each month to the account balance. Participants make no contributions to the C&A Co. Plan. Employer contributions are 100% vested after five years of service or at age 65, whichever is earlier, and may vest under certain other circumstances as set forth in the C&A Co. Plan. The estimated annual benefits payable upon retirement at normal retirement age under the C&A Co. Plan for Messrs. Hannah, Hiller, Stepp and Weston and Ms. Philipp are $17,757, $45,574, $6,851, $1,812, and $32,203, respectively. Participants in the C&A Co. Plan have the option, however, of receiving the value of their vested account in a lump sum following termination of employment.

      C&A CO. EXCESS PLAN. The Excess Benefit Plan of Collins & Aikman Corporation (the "C&A Co. Excess Plan") works in conjunction with the C&A Co. Plan (which is described above) and provides to the employee any benefit which the C&A Co. Plan would have provided but for certain legal limitations under the Employee Retirement Income Security Act of 1974 and Internal Revenue Service regulations. The pay credits and interest credits are determined as described with respect to the C&A Co. Plan as if no legal limitations existed, and then this plan provides any benefit which is in excess of the benefit provided under the C&A Co. Plan. The estimated annual benefits payable upon retirement at normal retirement age under the C&A Co. Excess Plan for Messrs. Hannah, Hiller, Stepp and Weston and Ms. Philipp are $78,484, $32,505, $8,876, $4,382 and $30,421, respectively.

      C&A CO. SRIP. Participation in the Collins & Aikman Corporation Supplemental Retirement Income Plan (the "C&A Co. SRIP") is solely at the discretion of the Board of Directors of Products and is extended to a select group of key executives. The plan, which may be discontinued at anytime, provides a participating employee with a retirement benefit at or after age 62. A target benefit is first calculated for each employee based on Total Annual Compensation (final base salary plus the average of the bonuses paid for the last three fiscal years) and years of service at retirement. The benefit payable from the C&A Co. SRIP is determined as the excess of the target benefit over any pension benefits payable from Social Security and any other retirement plans sponsored by the Company. An employee does not become vested in a benefit until
(i) reaching age 55 and completing 10 years of service or (ii) reaching age 62.

      The following table shows, for specified compensation/years of service classifications, the hypothetical annual target benefits under the C&A Co. SRIP for employees retiring at age 65, assuming that the retiring participant elects a single life annuity.

                               PENSION PLAN TABLE

           TOTAL ANNUAL                                YEARS OF SERVICE
           COMPENSATION                    ------------------------------------------
                              10          15         20          25         30          35          43

            $ 200,000      $ 84,000    $102,000   $120,000    $120,000   $120,000    $120,000    $120,000
              225,000        94,500     114,750    135,000     135,000    135,000     135,000     135,000
              250,000       105,000     127,500    150,000     150,000    150,000     150,000     150,000
              275,000       115,500     140,250    165,000     165,000    165,000     165,000     165,000
              300,000       126,000     153,000    180,000     180,000    180,000     180,000     180,000
              350,000       147,000     178,500    210,000     210,000    210,000     210,000     210,000
              400,000       168,000     204,000    240,000     240,000    240,000     240,000     240,000
              450,000       189,000     229,500    270,000     270,000    270,000     270,000     270,000
              500,000       210,000     255,000    300,000     300,000    300,000     300,000     300,000
              600,000       252,000     306,000    360,000     360,000    360,000     360,000     360,000
              700,000       294,000     357,000    420,000     420,000    420,000     420,000     420,000
              800,000       336,000     408,000    480,000     480,000    480,000     480,000     480,000
              900,000       378,000     459,000    540,000     540,000    540,000     540,000     540,000
            1,000,000       420,000     510,000    600,000     600,000    600,000     600,000     600,000
            1,100,000       462,000     561,000    660,000     660,000    660,000     660,000     660,000
            1,200,000       504,000     612,000    720,000     720,000    720,000     720,000     720,000
            1,300,000       546,000     663,000    780,000     780,000    780,000     780,000     780,000
            1,400,000       588,000     714,000    840,000     840,000    840,000     840,000     840,000
            1,500,000       630,000     765,000    900,000     900,000    900,000     900,000     900,000


    All the Named Executive Officers except Ms. Philipp participate in the C&A Co. SRIP. Mr. Hannah currently has ten years, two months of plan service, and at age 65, he will have an estimated 14 years, five months of plan service. Mr. Hiller currently has 23 years, two months of plan service and at age 65 will have an estimated 43 years, five months of plan service. Mr. Stepp currently has three years, 11 months of plan service and at age 65 will have an estimated 14 years of plan service. Mr. Weston currently has two years, one month of plan service and at age 65 will have an estimated 13 years, four months of plan service.

EMPLOYMENT AGREEMENTS

      In July 1992, Products entered into an employment agreement with Mr. Hannah, which was amended as of February 1994, October 1996 and August 1997. The agreement, as amended, provides for an initial base salary of $600,000 and participation in any executive bonus plan, with a target bonus of 100% of the base salary then in effect up to a maximum of 200% of base salary. The agreement also provides for participation in benefit plans as generally in effect for executive officers and such perquisites as the Compensation Committee deems advisable from time to time, which may include luncheon club and country club membership dues. The agreement is automatically renewed each year unless Products notifies Mr. Hannah of its intention to terminate the agreement. In the event of involuntary termination for reasons other than cause and other than a change of control, the agreement provides for severance benefits equal to Mr. Hannah's base salary then in effect for a period of one year from the termination date plus any unpaid cash bonus for the prior fiscal year and a pro rata portion of any bonus he would have received had he been employed for the entire fiscal year.

      In March 1999, the Company entered into a letter agreement with Mr. Hannah. The letter agreement states that in the event of any termination of his employment the period for exercise of his options shall be extended to two years following the date of his termination of employment (or the original exercise date of the options, if earlier). The agreement also provides that if Mr. Hannah retires prior to December 31, 1999, he will be entitled to receive a pro rata bonus under the executive incentive compensation plan (based on the number of months he was employed) and a bonus under a special reorganization bonus plan based on the extent to which the reorganization plan targets have been achieved as of the date of retirement. The foregoing provisions become binding upon the earlier of (x) March 31, 2000 and (y) the involuntary termination of Mr. Hannah's employment by the Company without cause.

      In July 1990, Products entered into an employment agreement with Ms. Philipp at an initial base salary of $225,000 per year. The agreement provides for employee benefits and such other fringe benefits as are available to executives or salaried employees from time to time. The agreement is automatically renewed each year. In the event of involuntary termination for reasons other than cause, including failure to renew the agreement, any requirement that Ms. Philipp's office be relocated or any change in control (as defined), the agreement provides for severance benefits equal to Ms. Philipp's base salary then in effect for a period of one year from the termination date plus the pro rata portion of any cash bonuses she would have received had she been employed for the entire fiscal year and, to the extent permitted by law and regulations, participation in employee benefit programs for the one year period following termination or until she commences employment with another entity.

      In March 1998, the Company entered into letter agreements with each of Mr. Hannah, Mr. Hiller, Ms. Philipp, Mr. Stepp and Mr. Weston which provide for certain benefits if, during the period commencing three months prior to a change in control (as defined) of the Company and ending one year thereafter (or 45 days after notice of intent to constructively terminate employment, if later) (a "Change in Control Period"), (i) the executive's employment is involuntarily terminated other than for cause or (ii) there is a constructive termination of executive's employment (which is a termination by the executive due to involuntary relocation, a material reduction in executive's total compensation and benefit package or a significant reduction in executive's responsibilities, position or authority). The benefits payable in a lump sum to the executive in such an event are as follows: (a) executive's base salary through the date of termination; (b) a pro rata bonus equal to executive's target bonus immediately preceding the Change in Control Period multiplied by a fraction, the numerator of which is the number of months in the year prior to termination and the denominator of which is twelve; (c) twenty-four months of base salary; and (d) two times executive's target annual bonus in effect immediately preceding the Change in Control Period. The Company shall also (w) offer executive an opportunity to purchase his Company automobile at its net book value, (x) deem executive to continue as an employee of the Company for two years following termination for purposes of eligibility and vesting (but not benefit accrual) under retirement plans, (y) allow executive to continue to participate in welfare benefit plans for two years (or until new employment) and (z) reimburse executive for costs of continued coverage for executive and dependents under the Company's group health plans at the end of the welfare benefit continuation period described in (y). The letter agreements provide that any such benefits to an executive which constitute "Parachute Payments" under Section 280G of the U.S. Internal Revenue Code of 1986 (the "Code") may be reduced so that the Company shall not be caused to have paid an "Excess Parachute Payment" under such Section 280G of the Code. In addition, any lump sum payment shall be reduced by the amount of cash severance or salary continuation benefits paid to the executive under any other plan or policy of the Company or a written employment agreement between the Company (or one of its affiliates) and executive.

        In January 1999, Products entered into an employment agreement with Mr. Hiller for a period of three years ending January 19, 2002, subject to the terms and conditions of the agreement. The agreement provides for an initial base salary of $400,000 per year and a guaranteed cash bonus of no less than $200,000 for his participation in the annual executive incentive compensation plan during 1999. Mr. Hiller's standard bonus under the annual executive incentive compensation plan is initially set at 50% of his base salary. Pursuant to the agreement, Mr. Hiller was granted options under the 1994 Plan for 100,000 shares of Common Stock, which options vest one-third each year. The agreement provides that Mr. Hiller shall be entitled to such fringe benefits and perquisites and to participate in such benefit plans as are generally made available to executives of the Company, including the use of an automobile (and reimbursement for gas and maintenance charges) and country club membership. The agreement also provides for (i) reimbursement for reasonable expenses incurred by Mr. Hiller in connection with relocating from Davidson, North Carolina to Troy, Michigan, (ii) a one-time relocation allowance of $135,000 payable in a lump sum upon completion of the move (plus a gross-up to cover taxes) and (iii) a payment equal to any positive difference between the appraised value of his house in North Carolina and its selling price. In the event Mr. Hiller's employment is terminated by Products without cause or by Mr. Hiller due to a "constructive termination" (which includes a material reduction in compensation and benefits or an adverse change in his responsibilities, position (including status, office, title, reporting relationships or working conditions), authority or duties) prior to the expiration of the term of the agreement, Mr. Hiller shall receive his base salary for the greater of twenty-four months or the remaining term of the agreement and a pro rata bonus for the year of termination based on the number of months elapsed prior to termination. In such event, all Mr. Hiller's options will vest and will remain exercisable for a period of 90 days after termination (or the original expiration date of the options, if earlier).

      In January 1999, Products entered into an amended and restated employment agreement with Mr. Weston for a period of two years ending March 31, 2001, subject to the terms and conditions of the agreement. The agreement provides for an initial base salary of $330,000 per year and a guaranteed cash bonus of no less than $165,000 for his participation in the annual executive incentive compensation plan during 1999. Mr. Weston's standard bonus under the annual executive incentive compensation plan is initially set at 50% of his base salary. Pursuant to the agreement, Mr. Weston was granted options under the 1994 Plan for 100,000 shares of Common Stock, which options vest 50% after the first year and the remainder the following year. The agreement provides that Mr. Weston shall be entitled to such fringe benefits and perquisites and to participate in such benefit plans as are generally made available to executives of the Company, including the use of an automobile (and reimbursement for gas and maintenance charges) and country club membership. Mr. Weston, who relocated to Germany at the Company's request, will also receive benefits in accordance with the Company's standard expatriate policy. In the event of termination as a result of death or disability prior to the expiration of the term of the agreement, the agreement provides for a payment of twelve months base salary. In the event Mr. Weston's employment is terminated by Products without cause or by Mr. Weston due to a "constructive termination" (which includes a material reduction in compensation and benefits or an adverse change in his responsibilities, position (including status, office, title, reporting relationships or working conditions), authority or duties), Mr. Weston shall receive his base salary for the greater of twelve months or the remaining term of the agreement and reimbursement of all reasonable expenses incurred in relocating to the United States. In the event of such a without cause or constructive termination, all Mr. Weston's options will vest and will remain exercisable for a period of 90 days after termination (or the original expiration date of the options, if earlier). The agreement also includes a provision that Mr. Weston will not compete with the Company during the term of the agreement and any severance period. If Mr. Weston is not offered a comparable position with the Company in the United States at the end of the term of the agreement, Mr. Weston shall receive twelve months base salary, one year's standard bonus under the annual executive incentive compensation plan, reimbursement of reasonable expenses in relocating to the United States and an extension of the period in which to exercise his stock options of two years following termination (or the original expiration date of the options, if earlier).

PERFORMANCE GRAPH

        The following graph compares the cumulative total stockholder return from July 7, 1994 (the date the Common Stock was first registered under Section 12 of the Exchange Act and traded on the New York Stock Exchange) through December 24, 1998 of (i) the Company, (ii) the S&P 500 and (iii) a peer group of companies selected by the Company (consisting of Lear Corporation, Magna International Inc., Johnson Controls, Inc., Superior Industries International Inc., MascoTech Inc., Arvin Industries, Inc., Dana Corporation, Eaton Corporation and Borg Warner Automotive Inc.) (the "Automotive Peer Group"). Dividend reinvestment has been assumed and, with respect to the companies in the Automotive Peer Group, the returns of each such company have been weighted to reflect relative stock market capitalization. The graph assumes an investment of $100 on July 7, 1994 in each of the Common Stock and the stocks comprising the S&P 500 and the Automotive Peer Group.




                      [GRAPH APPEARS HERE WITH PLOT POINTS]




















=============================================================================================================
                    July 7,     January 28,      January 26,      December 27,   December 26,  December 24,
                     1994          1995             1996              1996           1997          1998
-------------------------------------------------------------------------------------------------------------
Collins &          $100.00         $ 80.95            $68.69           $60.10        $82.14        $47.62
Aikman
Corporation
-------------------------------------------------------------------------------------------------------------
S&P 500            $100.00         $107.02           $145.61          $180.25       $225.18       $298.94
-------------------------------------------------------------------------------------------------------------
Automotive Peer    $100.00          $89.85           $118.76          $148.97       $186.85       $180.49
Group
=============================================================================================================

COMPENSATION  OF  DIRECTORS
---------------------------

        Each director of the Company and Products who is not a full-time employee thereof (or the Partner who designates such director to the Board of Directors) receives a fee of $40,000 per year, payable quarterly.

        In addition, under the Directors Plan, each non-employee director of the Company who is not affiliated with a major stockholder, and was not affiliated with a major stockholder at the time of his most recent election to the Board of Directors, receives an annual automatic grant of options for 10,000 shares of Common Stock each November. The options have a per share exercise price equal to the closing sales price of the Common Stock on the New York Stock Exchange on the date of grant and are exercisable six months and one day after the date of grant. Any options not exercisable prior to a termination of directorship are canceled. Currently, only Mr. Clark and Mr. Rudman are eligible to receive grants under the Directors Plan.

COMPENSATION  COMMITTEE  INTERLOCKS  AND  INSIDER  PARTICIPATION
----------------------------------------------------------------

     The Compensation Committee is currently composed of Mr. Stockman and Dr. Barnes, the Co-Chairmen of the Company. Prior to February 10, 1999, the Compensation Committee was composed of Mr. Stockman and Randall J. Weisenburger. Mr. Weisenburger resigned as a director of the Company on March 15, 1999. None of Mr. Stockman, Dr. Barnes or Mr. Weisenburger is or has been an employee of the Company or any of its subsidiaries, including Products, or is or has been separately compensated for serving as an officer of the Company or any of its subsidiaries, including Products. See "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION". Mr. Stockman and Mr. Weisenburger participated in deliberations during the last completed fiscal year concerning compensation of executive officers who are separately compensated for serving as executive officers. None of the executive officers who are separately compensated for serving as executive officers (or who received options) serve on the Compensation Committee.

        Mr. Stockman is a Member of BGH, BMA and Blackstone Management Partners L.L.C. and a general partner of Blackstone Associates. Dr. Barnes is a Managing Director of WP & Co., which is a subsidiary of WP Group. WP Group formed WP Partners. See "SECURITY OWNERSHIP OF MANAGEMENT" and "INFORMATION AS TO NOMINEES AND OTHER DIRECTORS - CERTAIN RELATIONSHIPS". Mr. Weisenburger was until August 1998 a Managing Director of WP & Co.

        Pursuant to the Stockholders Agreement, each of Blackstone Partners and WP Partners or their affiliates receive a $1 million annual monitoring fee payable quarterly and the reimbursement of expenses from the Company. Since the beginning of fiscal 1998, pursuant to the Stockholders Agreement the Company has paid to each of Blackstone Partners and WP Partners or their affiliates $1.25 million in annual monitoring fees plus expenses.

        Wasserstein Perella Securities, Inc. ("WP Securities"), a wholly owned subsidiary of WP Group, has acted, and may in the future act, as agent for the Company in the repurchase from time to time of the Common Stock. Since the beginning of fiscal 1998, approximately $157,000 in fees have been paid or accrued to WP Securities in connection with such repurchases.

        Since the beginning of fiscal 1998, the Company has paid to Blackstone Partners or its affiliates the following in fees for advisory services in connection with transactions: (i) $55,000 in connection with the acquisition of JPS Automotive, L.P. in December 1996, (ii) $50,000 in connection with the acquisition in December 1996 of Perstorp AB's automotive supply operations in Europe and North America and (iii) $23,750 in connection with a joint venture entered into in December 1996 relating to Perstorp's automotive supply facilities in Sweden, Belgium and France.

        On November 5, 1997, the Company announced that it entered into an agreement to sell its Imperial Wallcoverings, Inc. subsidiary ("Wallcoverings") to a company sponsored by Blackstone Capital Partners III Merchant Banking Fund LP, an affiliate of Blackstone Partners. The sale closed on March 13, 1998. The sales price for Wallcoverings includes $71.9 million and an option to acquire 6.7% of the common stock of the purchaser (which includes both Wallcoverings and the former wallcovering and vinyl units of Borden Inc., which the purchaser also acquired) outstanding as of closing. The price for the sale of Wallcoverings was determined through negotiations between the Company and a special committee of independent directors of the Company, on the one hand, and the purchaser, on the other hand. The special committee of independent directors consisted of Messrs. Clark and Rudman. In connection with the transaction, the Company recorded a loss of approximately $21.1 million, net of income taxes, in the third quarter of 1997. The Company also paid a $0.73 million fee to WP Partners or their affiliates for advisory services to the Company in connection with the sale of Wallcoverings.

        For a description of the relationships of the Company's directors with any of BGH, Blackstone Partners, Blackstone Management, WP Partners, WP & Co. or WP Management, see "INFORMATION AS TO NOMINEES AND OTHER DIRECTORS - CERTAIN RELATIONSHIPS" above.

                                   PROPOSAL II
               AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION


        The Company has reviewed the Company's Restated Certificate of Incorporation (the "Restated Certificate") and has concluded that it is desirable to simplify one provision of the Restated Certificate and to clarify the operation of certain other provisions of the Restated Certificate in certain circumstances. The text of the proposed amendment to the Restated Certificate is included in this Proxy Statement as Annex A, which sets forth the proposed resolution of the stockholders relating thereto.

Proposed Amendment of Article FOURTH(b)
---------------------------------------

        Under Article FOURTH(b) of the Restated Certificate, as currently in effect, the Company has the authority to issue up to 16,000,000 shares of Preferred Stock. Article FOURTH(b) currently authorizes the Board of Directors of the Company, by simple resolution, to set the terms of any Preferred Stock to be issued. The proposed amendment of Article FOURTH(b) does not change the number of shares of Preferred Stock that may be issued, nor does it change the scope of authority vested in the Board of Directors by Article FOURTH(b) to establish the terms of any Preferred Stock to be issued. The proposed amendment simplifies the text of Article FOURTH(b). The Company believes that Article FOURTH(b) of the current Restated Certificate is overly complex as written and should be simplified.

Proposed Amendment of Article FIFTH(b)
--------------------------------------

        Under Article FIFTH(b) of the Restated Certificate, as currently in effect, a person is defined to be affiliated with Blackstone Partners, WP Partners or a Transferee (as defined in the Restated Certificate) if such person is a general partner, limited partner, director or officer of such entity or any affiliate of such entity or is otherwise an "affiliate" of such entity as defined in the rules and regulations under the Securities Act of 1933. The proposed amendment of Article FIFTH(b) is intended to clarify that employees of any such entity or of any such affiliate are also deemed to be "affiliates" and that, in light of the proposed amendment to Article FIFTH(f) described below, such definition applies to paragraph (f) of Article FIFTH in addition to paragraphs (b) and (d).

Proposed Amendment of Article FIFTH(f)
--------------------------------------

        Under Article FIFTH(f) of the Restated Certificate, as currently in effect, directors may be removed from office only for cause and only by the affirmative vote of a majority of the shares of capital stock of the Company then entitled to vote in an election of such director.

        The proposed amendment of Article FIFTH(f) provides that in the case of any director of the Company that is affiliated with Blackstone Partners or WP Partners at the time of his election as a director, such director's continued affiliation with Blackstone Partners or WP Partners shall be a qualification for him to continue to serve as a director and upon any failure of such director to remain so qualified, he shall automatically be removed as a director. For the purposes of the proposed amendment, "affiliated with" Blackstone Partners or WP Partners is defined as set forth in Article FIFTH(b) which is described above.

        The reason for the proposed amendment to the Restated Certificate is to clarify the intent that directors affiliated with one of the Company's principal stockholders serve as directors only for so long as they are so affiliated. The proposed amendment is consistent with the existing provision of Article FIFTH(d) which states that any vacancy in the Board of Directors resulting from the death, resignation, retirement, disqualification or removal from office of a director affiliated with Blackstone Partners or WP Partners shall automatically be filled with a similarly affiliated person designated by the party with whom the incumbent director was affiliated.

        The general effect of the proposed amendment to the Restated Certificate is that if a director leaves Blackstone Partners or WP Partners (or their affiliates), he will automatically be removed as a director of the Company. As discussed above, under the existing terms of the Restated Certificate, the vacancy resulting from his removal will be automatically filled with a similarly affiliated person designated by the party with whom such incumbent director was affiliated (i.e. Blackstone Partners or WP Partners).

        The vote required for approval of PROPOSAL II is the affirmative vote of the holders of 66-2/3% or more of the combined voting power of the then outstanding shares of Common Stock entitled to vote thereon. Accordingly, with respect to PROPOSAL II, abstentions and broker non-votes will have the same effect as negative votes.

        MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL II.

                   RELATIONSHIPS WITH INDEPENDENT ACCOUNTANTS

     Arthur Andersen LLP served as independent auditors of the Company for the fiscal year ended December 26, 1998, and has served as independent auditors of the Company since the Company's inception in 1988. The Board of Directors has selected Arthur Andersen LLP to serve as independent auditors of the Company for the fiscal year ending December 25, 1999. A representative of Arthur Andersen LLP is expected to be present at the Meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.


                              STOCKHOLDER PROPOSALS

        Any stockholder who wishes to submit a proposal for action to be included in the proxy materials for the Company's Year 2000 Annual Meeting must submit such proposal so that it is received by the Secretary of the Company not later than December 7, 1999. Proposals must be in writing and sent via registered, certified or express mail. Facsimile or other forms of electronic submissions will not be accepted.


                    OTHER MATTERS TO COME BEFORE THE MEETING

        The federal proxy rules specify what constitutes timely submission for a stockholder proposal to be included in the Proxy Statement, as discussed above under "STOCKHOLDER PROPOSALS". If a stockholder desires to bring business before an annual meeting which is not the subject of a proposal timely submitted for inclusion in the Proxy Statement, the stockholder must follow procedures outlined in the Company's By-laws. A copy of these By-law procedures is available upon request from the Secretary of the Company, 701 McCullough Drive, Charlotte, North Carolina 28262. One of the procedural requirements in the By-laws is timely notice in writing of the business the stockholder proposes to bring before the annual meeting. Notice must be received not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders (which is between December 28, 1999 and January 27, 2000 for the purposes of the Year 2000 Annual Meeting); provided, however, that if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made, whichever occurs first. It should be noted that those By-law procedures govern proper submission of business to be put before an annual meeting and do not preclude discussion by any stockholder of any business properly brought before an annual meeting.

        For a description of the requirements for recommending director candidates for consideration to the Nominating Committee, see "INFORMATION AS TO NOMINEES AND OTHER DIRECTORS - COMMITTEES OF THE BOARD." If a stockholder wants to nominate a person for election to the Board of Directors other than a director nominated by the Nominating Committee, notice of the proposed nomination must be delivered to or mailed and received by the Secretary of the Company at the address set forth in the previous paragraph by the time periods set forth in the previous paragraph in the case of an annual meeting and, in the case of a special meeting called for the purpose of electing directors, by the close of business on the tenth day following the day on which public disclosure of the date of the special meeting was made. The By-law provision contains other requirements for notice and a copy thereof is available upon request from the Secretary of the Company.


                                  ANNUAL REPORT

        THE COMPANY'S SUMMARY ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 26, 1998 AND THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 26, 1998, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, ARE BEING SENT TO THE STOCKHOLDERS OF THE COMPANY AS THE 1998 ANNUAL REPORT TO STOCKHOLDERS. THE COMPANY WILL FURNISH A COPY OF ANY OF THE EXHIBITS REFERENCED IN THE ANNUAL REPORT ON FORM 10-K UPON THE REQUEST IN WRITING OF A STOCKHOLDER FOR A FEE OF NOT MORE THAN $.50 PER PAGE TO COVER THE COST OF REPRODUCTION AND MAILING. REQUESTS MAY BE DIRECTED TO: COLLINS & AIKMAN CORPORATION, 701 MCCULLOUGH DRIVE, P.O. BOX 32665, CHARLOTTE, NC 28232-2665,
ATTENTION:  INVESTOR RELATIONS.

        Neither the Summary Annual Report nor the Annual Report on Form 10-K (or any of the financial statements contained therein) are to be considered filed as part of this Proxy Statement or deemed soliciting material.

                                  OTHER MATTERS

        As of the date of mailing this Proxy Statement, the Company has received no notice of any other matters to be brought by a stockholder before the Meeting. Accordingly, no other matters may be brought before the Meeting, unless the Company in its sole discretion waives the advance notice By-law provision discussed above or unless the matter is incident to the conduct of the Meeting. If the Company in its sole discretion waives the advance notice By-law provision or there is a matter incident to the conduct of the Meeting and consequently a matter not described in this Proxy Statement properly comes before the Meeting, the persons named in the accompanying proxy will vote the proxy in accordance with their best judgment unless a stockholder, by striking out the appropriate provision of the proxy, chooses to withhold authority to vote on such matters.

                      By Order of the Board of Directors,




                      ELIZABETH R. PHILIPP
                      SECRETARY

PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY. NO POSTAGE STAMP IS NECESSARY IF MAILED IN THE UNITED STATES.

                                                                         ANNEX A

                                   PROPOSAL II


                         STOCKHOLDER RESOLUTION TO AMEND
                      RESTATED CERTIFICATE OF INCORPORATION


        RESOLVED that the Restated Certificate of Incorporation of Collins & Aikman Corporation (the "Corporation") shall be amended as follows provided that notwithstanding the authorization of the proposed amendment by the stockholders of the Corporation, the Board of Directors may abandon such proposed amendment at any time prior to the filing of such proposed amendment with the Secretary of State of the State of Delaware without further action by the stockholders:

                               PROPOSED AMENDMENT


        FIRST: Article FOURTH of the Restated Certificate of Incorporation is hereby amended so that paragraph (b) of such Article FOURTH shall read in its entirety as follows:

        (b) 16,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued and undesignated shares of Preferred Stock, for the issuance of one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (if any) of the shares of such series, and the preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all series at any time outstanding.

        SECOND: Article FIFTH of the Restated Certificate of Incorporation is hereby amended so that paragraphs (b) and (f) of such Article FIFTH shall read in their entirety as follows:

        (b) There shall be a nominating committee of the Board of Directors (the "Nominating Committee") consisting of all directors serving on the Board of Directors, excluding directors that are salaried employees of the Corporation. The Nominating Committee shall be authorized to nominate, by a majority vote thereof and subject only to the restrictions set forth in this paragraph (b) of this Article FIFTH, persons for election to the Board of Directors at any annual meeting of stockholders or at any special meeting of stockholders called for the purpose of electing directors; provided, however, that if the Nominating Committee does not nominate a person by majority vote with respect to any directorship to be voted upon at such meeting and the incumbent director holding such directorship is affiliated with Blackstone Capital Partners L.P. ("Blackstone Partners"), Wasserstein Perella Partners, L.P. ("WP Partners") or a Transferee (as defined in Section 3.01 of that certain Voting Agreement dated as of June 29, 1994 between Blackstone Partners and WP Partners, as the same may be amended from time to time) of either, in lieu of any Nominating Committee nomination, the Corporation shall place in nomination the name of the incumbent director or a similarly affiliated person designated by the party with whom such incumbent director is affiliated (i.e., Blackstone Partners, WP Partners or a Transferee, as the case may be) for election to the Board of Directors at such meeting, and the Corporation shall nominate no other person for election to such director position. For purposes of the preceding sentence and paragraphs (d) and
(f) of this Article FIFTH, a person shall be affiliated with Blackstone Partners, WP Partners or a Transferee if such person is a general partner, limited partner, director, officer or employee of such entity or any affiliate of such entity or is otherwise an "affiliate" of such entity as defined in the rules and regulations under the Securities Act of 1933. Except as provided herein, the Board of Directors, or any committee thereof, shall not be authorized to nominate persons for election to the Board of Directors.

        (f) Except as set forth below, any director or the entire Board of Directors of the Corporation may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the shares of capital stock of the Corporation then entitled to vote in the election of such director or directors. For purposes of this paragraph and to the extent permitted by law, "cause" shall be limited to (i) action by a director involving wilful malfeasance, which conduct has a material adverse effect on the Corporation,
(ii) conviction of a director of a felony or (iii) the wilful and continuous failure of a director substantially to perform such director's duties to the Corporation (including any such failure resulting from incapacity due to physical or mental illness). In addition to the foregoing, if any director was at the time of his election to the Board of Directors of the Corporation affiliated with (as defined in paragraph (b) of this Article FIFTH) Blackstone Partners or WP Partners, it shall be a qualification for such director to hold office that such director continue to remain affiliated with Blackstone Partners or WP Partners and upon any failure of such director to remain so affiliated, such director shall automatically be removed from office.


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